Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Posts Lower Third-Quarter Results on Reduced Commercial Deliveries

•	Third-quarter revenues declined to $15.3 billion from $16.5 billion as labor strike and supplier production problems pushed airplane deliveries out of the quarter

•	EPS declined to $0.96 per share, reduced by an estimated $0.60 on the lower deliveries and by $0.08 due to tax adjustments

•	Backlog grew to a record $349 billion as near-term demand remains strong

•	Updated financial guidance to be provided after strike concludes

Table 1. Summary Financial Results

	3rd Quarter				Nine Months
(Millions, except per share data)	2008	2007	Change		2008	2007	Change
Revenues	$15,293	$16,517	(7)%		$48,245	$48,910	(1)%
Earnings From Operations	$1,147	$1,499	(23)%		$4,193	$4,314	(3)%
Operating Margin	7.5%	9.1%	(1.6	)Pts	8.7%	8.8%	(0.1	)Pts
Reported Net Income	$695	$1,114	(38)%		$2,758	$3,041	(9)%
Reported Earnings per Share	$0.96	$1.44	(33)%		$3.76	$3.92	(4)%
Operating Cash Flow	$(442)	$3,329	N.A.		$1,240	$7,691	(84)%

CHICAGO, Oct. 22, 2008 – The Boeing Company’s [NYSE: BA] third-quarter net income declined 38 percent, to $695 million, while earnings per share declined 33 percent to $0.96 per share, both reflecting an ongoing machinists’ strike and supplier production challenges on customer-furnished galleys for certain wide-body airplanes. Those items reduced third-quarter commercial airplane deliveries by approximately 35 units and net earnings by an estimated $0.60 per share. Revenues for the quarter declined 7 percent, to $15.3 billion (Table 1).

“While the suspension of commercial airplane deliveries had a major impact on the quarter, we effectively executed the remainder of our business and kept our focus on the strong balance sheet we have built over the past few years,” said Chairman, President and CEO Jim McNerney. “That balance sheet, along with our broad-based, record $349 billion backlog, gives us exceptional flexibility for weathering an extended work stoppage and for adapting to circumstances that may arise from the global financial crisis and softening global economy.”

Boeing will provide updated financial guidance and an assessment of the schedule for its affected airplanes after the strike concludes.

For the nine months of 2008, net income fell 9 percent to $2.8 billion, earnings per share decreased 4 percent to $3.76 per share, and revenue fell 1 percent to $48.2 billion. The operating margin was slightly lower at 8.7 percent. Results were impacted by the lower commercial airplane deliveries and higher costs for AEW&C announced in the second quarter, partially offset by lower pension and deferred compensation expenses. There were no significant write-downs due to the global financial crisis.

Third-quarter operating cash outflow was $0.4 billion, reflecting the effects of the labor strike and a planned increase in working capital requirements, mostly inventory for 787 (Table 2). Operating cash flow for the first nine months was $1.2 billion, and free cash flow* was essentially zero. Total company backlog at quarter-end was $349 billion, up 7 percent year-to-date driven by commercial airplane orders and new contract awards at IDS.

Table 2. Cash Flow

	3rd Quarter		Nine Months
(Millions)	2008	2007	2008	2007
Operating Cash Flow [1]	$(442)	$3,329	$1,240	$7,691
Less Additions to Property, Plant & Equipment	$(422)	$(417)	$(1,229)	$(1,282)

Free Cash Flow*	$(864)	$2,912	$11	$6,409

[1]	Operating cash flow includes $531 in pension plan contributions in first nine months of 2008 and $563 in first nine months of 2007, both mostly in 1Q.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 7, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $7.2 billion at quarter-end, down from the end of the second quarter, reflecting 787 inventory growth, strike impacts and previously announced business acquisitions (Table 3). The company also completed $589 million in scheduled repayments of BCC debt during the quarter.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	3Q08	2Q08
Cash	$4.2	$5.6
Marketable Securities[1]	$3.0	$4.6

Total	$7.2	$10.2

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$3.7	$4.3

Total Consolidated Debt	$7.6	$8.2

[1]

Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.” At September 30, 2008, it also includes time deposits of $0.2 billion and no commercial paper classified as “short-term investments.” At June 30, 2008, it also included time deposits of $1.2 billion and commercial paper of $0.2 billion classified as “short-term investments.”

During the quarter, the company returned $0.8 billion to shareholders by repurchasing 7.9 million shares for $519 million and paying $295 million in dividends. Share repurchases in the first nine months totaled $2.6 billion for 34.5 million shares.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) third-quarter revenues were $6.9 billion, 16 percent below the same period last year, driven by the fewer deliveries due to the strike and supplier production challenges on customer-furnished galleys for certain wide-body airplanes (Table 4). The labor strike has affected production of all airplane programs in Seattle, Portland and Wichita. Earnings from operations declined to $394 million from $945 million in the year-ago period due to the lower deliveries, the absence of supplier R&D cost sharing payments and additional 747 program costs.

Table 4. Commercial Airplanes Operating Results

	3rd Quarter				Nine Months
(Millions, except deliveries & margin percent)	2008	2007	Change		2008	2007	Change
Commercial Airplanes Deliveries	84	109	(23)%		325	329	(1)%
Revenues	$6,946	$8,258	(16)%		$23,674	$24,520	(3)%
Earnings from Operations	$394	$945	(58)%		$2,154	$2,611	(18)%
Operating Margins	5.7%	11.4%	(5.7	)Pts	9.1%	10.6%	(1.5	)Pts

For the first nine months, BCA revenues decreased 3 percent to $23.7 billion on lower deliveries due to the strike and galley shortage. Operating earnings decreased 18 percent to $2.2 billion while margins were 9.1 percent, driven by the lower deliveries, infrastructure cost absorption and additional 747 program costs that were partially offset by lower research and development spending.

BCA booked 149 gross orders during the quarter and 625 during the first nine months. Contractual backlog rose to a record $276 billion, increasing 8 percent year-to-date to approximately eight times BCA’s annual revenues.

The 787 Dreamliner made progress during the quarter despite the labor strike. Key milestones included a successful hydraulic system test, landing gear test, and pressurization test of the static airframe – the last, a key step in validating the structural integrity of the airplane. The program also began testing the flight controls and began final assembly of the fourth flight-test airplane. To date, the program has won 895 net airplane orders from 58 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) third quarter revenues rose 6 percent to $8.5 billion on higher volumes across all segments. Operating earnings rose 4 percent to $854 million, yielding an operating margin of 10.1 percent. The strike reduced IDS operating margins by an estimated 0.4 points.

For the first nine months, IDS revenue increased to $24.0 billion, operating earnings declined 4 percent to $2.4 billion and operating margins declined to 9.8 percent, including a reduction of 1.0 point due to the second-quarter AEW&C charge.

Table 5. Integrated Defense Systems Operating Results

	3rd Quarter				Nine Months
(Millions, except margin percent)	2008	2007	Change		2008	2007	Change
Revenues
Boeing Military Aircraft	$3,777	$3,379	12%		$10,326	$10,122	2%
Network & Space Systems	$2,984	$2,953	1%		$8,479	$8,633	(2)%
Global Services & Support	$1,736	$1,673	4%		$5,201	$4,939	5%

Total IDS Revenues	$8,497	$8,005	6%		$24,006	$23,694	1%

Earnings (Loss) from Operations
Boeing Military Aircraft	$373	$413	(10)%		$922	$1,251	(26)%
Network & Space Systems	$301	$165	82%		$805	$570	41%
Global Services & Support	$180	$244	(26)%		$624	$640	(3)%

Total IDS Earnings from Operations	$854	$822	4%		$2,351	$2,461	(4)%

Operating Margins	10.1%	10.3%	(0.2	)Pts	9.8%	10.4%	(0.6	)Pts

Boeing Military Aircraft reported third-quarter revenues of $3.8 billion, 12 percent higher than the prior year, on a favorable mix of aircraft deliveries. Operating margins were 9.9 percent for the quarter, reduced by an estimated 1.0 point due to the strike.

For the quarter, revenues in Network & Space Systems increased slightly to $3.0 billion. Operating margins of 10.1 percent were due to solid performance across the segment’s broad array of programs.

Global Services & Support revenues rose 4 percent to $1.7 billion on growth in integrated logistics. The business’s outstanding program performance was offset by contract mix and disposition of contract matters, causing operating earnings to fall 26 percent to $180 million and the operating margin to decrease to 10.4 percent.

The IDS backlog increased during the quarter to $73.0 billion. Significant new awards in the quarter included a Chinook multi-year contract, Qatar’s C-17 order and an International Space Station contract extension.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported third-quarter pre-tax earnings of $37 million, down from $61 million in the same period last year which included a significantly larger portfolio (Table 6). BCC’s portfolio balance at the end of the quarter was $6.1 billion, down from $6.5 billion at the beginning of the year primarily on normal portfolio run-off and depreciation. BCC contributed $146 million in cash dividends to Boeing during the quarter and $220 million in the first nine months. BCC’s debt-to-equity ratio remained steady at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	3rd Quarter		Change	Nine Months		Change
(Millions)	2008	2007		2008	2007
Revenues	$171	$197	(13)%	$535	$619	(14)%
Pre-Tax Income	$37	$61	(39)%	$143	$204	(30)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology as well as certain results related to the consolidation of all business units. Other segment expense was $48 million in the third quarter, up slightly from $44 million in the same period last year.

Unallocated expense was $90 million, down from $285 million last year. Deferred compensation expense was $109 million lower due to changes in Boeing stock price and broad stock market conditions. Unallocated pension expense was lower by $98 million.

Total pension expense was $176 million, down from $278 million in the same quarter last year, of which $51 million was recorded in unallocated expense and the balance was recorded as expense in the business segments.

Income tax expense was $470 million, including $57 million in adjustments that drove the effective income tax rate to 41 percent in the quarter. These adjustments reduced net income by $0.08 per share.

Outlook

Due to the uncertain length of the labor strike, Boeing will update its financial guidance after conclusion of the strike upon completing an assessment of future results.

The company continues to focus on maintaining its financial strength and improving business performance. Market demand for deliveries of new, fuel-efficient commercial airplanes remains strong, exceeding the available supply. Although it has not financed any new airplane deliveries since 2006, the company expects that it may need to finance some deliveries beginning in 2009, though it is not in a position to identify which specific deliveries will need manufacturer financing. Boeing has made backstop financing commitments for 3% of the commercial airplanes backlog – mostly for 787s – associated with delivery positions through the end of the next decade.

Boeing expects total US defense spending growth to moderate, but is focused on improving the outlook for individual programs by keeping them operationally healthy, relevant to the warfighter and supported by well-informed customers.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2008 and 2009 financial outlook and the benefits of the IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program and the ability to meet scheduled deliveries of the 787 airplane; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

# # #

Contact:
Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions except per share data)	2008	2007	2008	2007
Sales of products	$40,393	$42,193	$12,407	$14,177
Sales of services	7,852	6,717	2,886	2,340

Total revenues	48,245	48,910	15,293	16,517

Cost of products	(32,736)	(33,471)	(10,311)	(11,331)
Cost of services	(6,179)	(5,386)	(2,176)	(1,803)
Boeing Capital Corporation interest expense	(173)	(225)	(54)	(73)

Total costs and expenses	(39,088)	(39,082)	(12,541)	(13,207)

	9,157	9,828	2,752	3,310
Income from operating investments, net	195	100	72	11
General and administrative expense	(2,350)	(2,735)	(740)	(931)
Research and development expense, net	(2,811)	(2,857)	(937)	(869)
Gain/(loss) on dispositions/business shutdown, net	2	(22)		(22)

Earnings from operations	4,193	4,314	1,147	1,499
Other income, net	257	355	55	139
Interest and debt expense	(145)	(139)	(49)	(47)

Earnings before income taxes	4,305	4,530	1,153	1,591
Income tax expense	(1,565)	(1,499)	(470)	(482)

Net earnings from continuing operations	2,740	3,031	683	1,109
Net gain on disposal of discontinued operations, net of taxes of $10, $6, $6, and $2	18	10	12	5

Net earnings	$2,758	$3,041	$695	$1,114

Basic earnings per share from continuing operations	$3.78	$3.98	$0.95	$1.46
Net gain on disposal of discontinued operations, net of taxes	0.02	0.02	0.02	0.01

Basic earnings per share	$3.80	$4.00	$0.97	$1.47

Diluted earnings per share from continuing operations	$3.74	$3.91	$0.94	$1.43
Net gain on disposal of discontinued operations, net of taxes	0.02	0.01	0.02	0.01

Diluted earnings per share	$3.76	$3.92	$0.96	$1.44

Cash dividends paid per share	$1.20	$1.05	$0.40	$0.35

Weighted average diluted shares (millions)	734.2	776.2	721.9	773.4

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	September 30 2008	December 31 2007
Assets
Cash and cash equivalents	$4,186	$7,042
Short-term investments	591	2,266
Accounts receivable, net	5,814	5,740
Current portion of customer financing, net	193	328
Deferred income taxes	2,408	2,341
Inventories, net of advances and progress billings	11,149	9,563

Total current assets	24,341	27,280
Customer financing, net	5,989	6,777
Property, plant and equipment, net of accumulated depreciation of $12,257 and $11,915	8,686	8,265
Goodwill	3,530	3,081
Other acquired intangibles, net	2,208	2,093
Deferred income taxes	183	197
Investments	3,717	4,111
Pension plan assets, net	6,497	5,924
Other assets, net of accumulated amortization of $389 and $385	1,368	1,258

Total assets	$56,519	$58,986

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,427	$16,676
Advances and billings in excess of related costs	11,793	13,847
Income taxes payable	752	253
Short-term debt and current portion of long-term debt	390	762

Total current liabilities	29,362	31,538
Deferred income taxes	1,435	1,190
Accrued retiree health care	7,165	7,007
Accrued pension plan liability, net	1,102	1,155
Non-current income taxes payable	1,132	1,121
Other long-term liabilities	392	516
Long-term debt	7,217	7,455
Shareholders’ equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,792	4,757
Treasury shares, at cost – 278,118,187 and 244,217,170	(17,425)	(14,842)
Retained earnings	23,360	21,376
Accumulated other comprehensive loss	(4,466)	(4,596)
ShareValue Trust shares – 28,192,067 and 31,362,850	(1,608)	(2,752)

Total shareholders’ equity	8,714	9,004

Total liabilities and shareholders’ equity	$56,519	$58,986

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2008	2007
Cash flows - operating activities:
Net earnings	$2,758	$3,041
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	159	266
Depreciation	952	975
Amortization of other acquired intangibles	122	116
Amortization of debt discount/premium and issuance costs	8	7
Investment/asset impairment charges, net	21	5
Customer financing valuation provision/(benefit)	73	(52)
Gain on disposal of discontinued operations	(28)	(16)
(Gain)/loss on dispositions/business shutdown, net	(2)	22
Other charges and credits, net	83	120
Excess tax benefits from share-based payment arrangements	(100)	(141)
Changes in assets and liabilities –
Accounts receivable	(145)	(358)
Inventories, net of advances and progress billings	(1,670)	(146)
Accounts payable and other liabilities	172	470
Advances and billings in excess of related costs	(2,061)	747
Income taxes receivable, payable and deferred	733	1,195
Other long-term liabilities	(157)	1
Pension and other postretirement plans	(159)	287
Customer financing, net	628	1,254
Other	(147)	(102)

Net cash provided by operating activities	1,240	7,691

Cash flows - investing activities:
Property, plant and equipment additions	(1,229)	(1,282)
Property, plant and equipment reductions	16	22
Acquisitions, net of cash acquired	(490)	(75)
Contributions to investments	(6,372)	(2,673)
Proceeds from investments	8,399	2,563
Purchase of distribution rights	(151)	(152)

Net cash provided/(used) by investing activities	173	(1,597)

Cash flows - financing activities:
New borrowings	5	28
Debt repayments	(616)	(1,007)
Repayments of distribution rights financing	(210)
Stock options exercised, other	43	196
Excess tax benefits from share-based payment arrangements	100	141
Employee taxes on certain share-based payment arrangements	(81)
Common shares repurchased	(2,583)	(1,817)
Dividends paid	(901)	(826)

Net cash used by financing activities	(4,243)	(3,285)

Effect of exchange rate changes on cash and cash equivalents	(26)	21

Net (decrease)/increase in cash and cash equivalents	(2,856)	2,830
Cash and cash equivalents at beginning of year	7,042	6,118

Cash and cash equivalents at end of period	$4,186	$8,948

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2008	2007	2008	2007
Revenues:
Commercial Airplanes	$23,674	$24,520	$6,946	$8,258
Integrated Defense Systems:
Boeing Military Aircraft	10,326	10,122	3,777	3,379
Network and Space Systems	8,479	8,633	2,984	2,953
Global Services and Support	5,201	4,939	1,736	1,673

Total Integrated Defense Systems	24,006	23,694	8,497	8,005
Boeing Capital Corporation	535	619	171	197
Other	527	234	300	77
Accounting differences/eliminations	(497)	(157)	(621)	(20)

Total revenues	$48,245	$48,910	$15,293	$16,517

Earnings from operations:
Commercial Airplanes	$2,154	$2,611	$394	945
Integrated Defense Systems:
Boeing Military Aircraft	922	1,251	373	413
Network and Space Systems	805	570	301	165
Global Services and Support	624	640	180	244

Total Integrated Defense Systems	2,351	2,461	854	822
Boeing Capital Corporation	143	204	37	61
Other	(233)	(165)	(48)	(44)
Unallocated expense	(222)	(797)	(90)	(285)

Earnings from operations	4,193	4,314	1,147	1,499
Other income, net	257	355	55	139
Interest and debt expense	(145)	(139)	(49)	(47)

Earnings before income taxes	4,305	4,530	1,153	1,591
Income tax expense	(1,565)	(1,499)	(470)	(482)

Net earnings from continuing operations	2,740	3,031	683	1,109
Net gain on disposal of discontinued operations, net of taxes of $10, $6, $6, and $2	18	10	12	5

Net earnings	$2,758	$3,041	$695	$1,114

Research and development expense:
Commercial Airplanes	$2,108	$2,192	$705	$635
Integrated Defense Systems:
Boeing Military Aircraft	362	340	121	118
Network and Space Systems	227	223	73	80
Global Services and Support	112	77	38	28

Total Integrated Defense Systems	701	640	232	226
Other	2	25		8

Total research and development expense	$2,811	$2,857	$937	$869

Unallocated expense:
Share-based plans	$(115)	$(227)	$(70)	$(58)
Deferred compensation	136	(117)	55	(54)
Pension	(194)	(420)	(51)	(149)
Postretirement	(60)	(93)	(20)	(34)
Capitalized interest	(38)	(36)	(11)	(13)
Other	49	96	7	23

Total	$(222)	$(797)	$(90)	$(285)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Nine months ended September 30		Three months ended September 30
Deliveries	2008	2007	2008	2007
Commercial Airplanes
737 Next-Generation	254	250	67	81
747	13	12	4	5
767	8	9	2	3
777	50	58	11	20

Total	325	329	84	109

Integrated Defense Systems

Boeing Military Aircraft
F/A-18 Models	33	33	12	11
F-15E Eagle	11	6	7	3
C-17 Globemaster	12	12	4	4
KC-767 Tanker	2
CH-47 Chinook	8	7	4	1
T-45TS Goshawk	5	7	2	2
AH-64 Apache	2	17	1	9
C-40A Clipper		2

Network and Space Systems
Delta II	1	2	1	1
Commercial and Civil Satellites	1	3
Military Satellites		1		1

Contractual backlog (Dollars in billions)	September 30 2008	June 30 2008	March 31 2008	December 31 2007
Commercial Airplanes	$275.9	$274.5	$271.2	$255.2
Integrated Defense Systems:
Boeing Military Aircraft	24.0	23.8	23.1	23.0
Network and Space Systems	7.6	11.0	10.5	9.2
Global Services and Support	9.8	10.7	10.8	9.6

Total Integrated Defense Systems	41.4	45.6	44.4	41.8

Total contractual backlog	$317.3	$320.1	$315.6	$297.0

Unobligated backlog	$32.1	$26.0	$30.6	$30.2

Total backlog	$349.4	$346.1	$346.2	$327.2

Workforce	164,200	163,900	161,500	159,300